August 20, 2013

CORESPONDENCE

United States Securities and Exchange Commission

Washington, DC 20549

Tia L. Jenkins

Senior Assistant Chief Accountant

Office of Beverages, Apparel and Mining

Re: Rainchief Energy Inc.

Form 20-F for the Year Ended December 31, 2012

Filed May 3, 2013

Amended Filing June 26, 2013

File No. 000-52145

Dear Ms Jenkins:

We are in receipt of comment letter dated June 14, 2013 as per review of the Company’s filing Form 20-F for the Year Ended December 31, 2012, Exhibit 99.1 – Consolidated Financial Statements and Independent Auditor’s Report, Page 3.

1.	The Company has amended in financial Statements for period ended Dec 31, 2012 to include an audit opinion that refers to and opines on International Financial Standards as issued by the International Accounting Standards Board.

In response to your comment, the Company acknowledges that:

*	the Company is responsible for the adequacy and accuracy of the disclosure in the filing;
*	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking and action with respect to the filing; and
*	the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

/s/ Paul E. Heney

Chaiman & CEO

Rainchief Energy Inc.